Exhibit 10.1

FINAL SETTLEMENT AGREEMENT

AND

COMPREHENSIVE GENERAL RELEASE

between and among

GASTAR EXPLORATION, LTD.,

GEOSTAR CORPORATION,

AND OTHER INDIVIDUALS AND ENTITIES SET FORTH HEREIN

June 11,2008

This Final Settlement Agreement and Comprehensive General Release ("Settlement Agreement") is dated as of June 11, 2008 (the "Effective Date"). This is the same date as the "Closing Date."

ARTICLE I
Identification of Parties and Definitions

Section 1.01. Parties to the Settlement Agreement. The following are parties to this Settlement Agreement:

(a)	The "GeoStar Parties" are:

(i)	GeoStar Corporation ("GeoStar");

(ii)	First Source Texas, he.;

(iii)	First Source Bossier, LLC;

(iv)	First Texas Gas, LP;

(v)	CBM Resources Pty. Ltd.;

(vi)	Associated Geophysical Services, Inc.;

(vii)	Conquest Group Operating Company;

(viii)	West Virginia Development, Inc.;

(ix)	West Virginia Gas Corporation;

(x)	Squaw Creek Development, Inc.;

(xi)	Arkoma Basin Development, Inc.;

(xii)	Royalty Acquisition Company;

(xiii)	BNG Producing & Drilling;

(xiv)	GeoStar Financial Corporation; and

(xv)	GeoStar Financial Services Corporation.

(b)	The "Gastar Parties" are:

(i)	Gastar Exploration Ltd. ("Gastar Ltd.");

(ii)	Gastar Exploration USA, Inc., f/k/a First Sourcenergy Wyoming, Inc.;

(iii)	Gastar Exploration Victoria, Inc., f/k/a First Sourcenergy Victoria, Inc.;

(iv)	Gastar Exploration Texas, Inc., f/k/a First Texas Development, Inc.;

(v)	Gastar Exploration Texas LLC, f/k/a Bossier Basin, LLC;

(vi)	Gastar Exploration Texas, LP, f/k/a First Source Gas, LP;

(vii)	Gastar Exploration New South Wales, Inc., f/k/a First Sourcenergy Group, Inc.; and

(viii)	Gastar Exploration Power Pty. Ltd.

Section 1 ..02. Other Definitions.

(a) "Affiliate" means, with respect to any person or entity, a person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such first person or entity ("control" in such context meaning (i) to directly or indirectly own more than 50% of the outstanding equity or beneficial interest of another entity, or (ii) having the authority, power, or practical ability (through ownership of voting securities, by contract, or otherwise), to direct or otherwise exercise a controlling influence over the management or policies of the entity).

(b) The "Closing Date" is June 11, 2008, provided that this Settlement Agreement and all other finalized Closing Documents have been fully executed by all Parties to each such Closing Document and the payment called for in Section 9.01 is made on or before June 12, 2008. Provided that these conditions for the Closing Date have occurred, this is the date on which the Settlement Agreement becomes effective. This is the same date as the "Effective Date."

(c) The "Closing Documents" are:

(i) this Settlement Agreement;

(ii) the GeoStar Parties' Texas Assignments Without Warranty for Leon and Robertson Counties;

(iii) the Gastar Parties' Texas Quitclaims and Assignments Without Warranty for Leon and Robertson Counties;

(iv) the GeoStar Parties' West Virginia/Pennsylvania Assignment Without Warranty; the EL 4968 Transfer Form;

(vi) the EL 4968 Tenement Sale Agreement;

(vii) The Gastar Warrant. Notwithstanding anything to the contrary in this Settlement Agreement, the Parties agree that if the Gastar Warrant is not approved by the Toronto Stock Exchange by the Closing Date that the Closing Date shall not be delayed by such lack of approval.

(d) The "Disputes" are:

(i) Cause No. 07-12854; GeoStar Corp., et al. v. Gastar Exploration Ltd., etal.; in the United States District Court for the Eastern District of Michigan;

(ii) Cause No. 07-08-17,891-CV; Gastar Exploration Ltd., et al. v. GeoStar Corporation, et al.; in the 82nd Judicial District Court of Robertson County, Texas;

(iii) Cause No. 07-07-17,858-CV; Gastar Exploration, Ltd., et al. v. GeoStar Corporation, et al.; in the 82nd Judicial District Court of Robertson County, Texas;

(iv) Cause No. 50-181-T-00453-06; Gastar Exploration, Ltd., and its Subsidiaries v. GeoStar Corporation and its Subsidiaries; before the International Centre for Dispute Resolution; and

(v) Cause No. 2007-46327; Gastar Exploration Ltd., et al. v. GeoStar Corporation; in the 234th Judicial District Court of Harris County, Texas.

(e) Unless the context requires otherwise, a "Party" is any of the parties to this Settlement Agreement listed in Section 1.01, and the "Parties" are all of the parties to this Settlement Agreement listed in Section 1.01, collectively.

(f) The "POA" is that certain Participation and Operating Agreement between GeoStar Corporation, and any and all of its subsidiaries, and Gastar Exploration, Ltd., and any and all of its subsidiaries, dated June 15, 2001.

(g) The "PSAs" are:

(i) that certain Purchase and Sale Agreement and Assignment of Interests—Texas Producing Properties, executed June 16, 2005, and effective January 1, 2005, between GeoStar Corporation, First Source Texas, Inc., First Source Bossier, LLC, First Texas Gas, LP, Gastar Exploration Ltd., First Texas Development, Inc., Bossier Basin LLC, and First Source Gas, LP; and

(ii) that certain Purchase and Sale Agreement and Assignment of Interests—Texas Non Producing Properties, executed June 16, 2005, and effective January 1, 2005, between GeoStar Corporation, First Source Texas, Inc., First Source Bossier, LLC, First Texas Gas, LP, Gastar Exploration Ltd., First Texas Development, Inc., Bossier Basin LLC, and First Source Gas, LP.

(h) The "Texas JOAs" are:

(i) that certain Operating Agreement dated July 7, 2000 between First Source Texas, Inc. as Operator and Navasota Resources, Inc., as Non-operator, as amended.

(ii) that certain Operating Agreement dated November 4, 2005 between First Source Gas, LP as Operator, and Chesapeake Exploration Limited Partnership, as Non-operator, as amended.

(iii) that certain Operating Agreement dated April 1, 2008, between Gastar Exploration Texas, LP, as Operator and En Cana Oil & Gas (USA) Inc., as Non-operator.

ARTICLE II
Recitals

WHEREAS, certain of the Parties have asserted claims and/or counterclaims in the Disputes, each alleging legal and/or equitable causes of action, and/or seeking declaratory relief, equitable relief, and/or damages; and,

WHEREAS, the GeoStar Parties and the Gastar Parties dispute the claims and/or counterclaims made against them in the Disputes; and,

WHEREAS, the Parties, without admitting any liability and without conceding the validity of any of the positions or arguments advanced by any other Party, desire to completely and finally settle the Disputes as well as all claims brought or that could have been brought therein as of the Effective Date of this Settlement Agreement among the Parties; and,

WHEREAS, the Parties desire to compromise any and all other claims, demands, actions and causes of action of any nature whatsoever that they have had in the past or presently have as of the Effective Date of this Settlement Agreement against one another, whether or not asserted, known or unknown, by the Parties; and,

WHEREAS, the Parties desire to fully and completely resolve all outstanding disagreements and settle all outstanding accounts relating in any fashion to the affiliation between the GeoStar Parties and the Gastar Parties, and the business formerly carried on between them as of the Effective Date; and,

WHEREAS, the GeoStar Parties desire to fully convey all their remaining oil, gas, and hydrocarbon interests in West Virginia, legal or equitable, to the Gastar Parties; and

WHEREAS, the Gastar Parties desire to fully convey all their right, title and interests in Victoria, Australia, specifically including without limitation, the Gastar Parties' remaining oil, gas, mineral, brown coal, coal mine methane, coal bed methane and hydrocarbon right, title, license, and/or interests in Victoria, Australia, legal or equitable, to the GeoStar Parties, but acknowledging that the Gastar Parties' interests in Australia outside the province of Victoria (including without limitation PEL 238, PEL 433, and PEL 434) are not conveyed or affected by this Settlement Agreement; and

WHEREAS, the GeoStar Parties and Gastar Parties desire to fully separate all their remaining oil, gas, and hydrocarbon interests in Texas, legal or equitable, save and except for the Belin Trust Farm-Out Agreement described herein; and

WHEREAS, the Parties acknowledge that full, valid, and binding consideration exists for the execution of this Settlement Agreement and that such consideration includes the mutual promises contained herein;

NOW, THEREFORE, in consideration of the mutual terms, conditions, releases, warranties, covenants and agreements contained herein, the Parties enter into this Settlement Agreement and agree as follows.

ARTICLE III
Closing

Section 3.01. Obligation to close. The Parties will use their best efforts to close this Settlement Agreement (i.e., to complete the execution of the finalized Closing Documents and to make the cash payment set forth in Section 9.01 such that the Closing Date has occurred) on or before June 12, 2008.

Section 3.02. Termination for failure to close. If the Closing Date has not occurred by June 12, 2008, this Settlement Agreement, each of the Closing Documents, and all rights and obligations under any of them, shall terminate.

ARTICLE IV
Releases

Section 4.01. Releases by the GeoStar Parties. The GeoStar Parties, on behalf of themselves, their Affiliates, their predecessors, successors, principals, and in their capacities as such, their officers, directors, agents (including, without limitation, attorneys, advisors, and other professionals), employees, and assigns, do hereby release and forever discharge the Gastar Parties, and their Affiliates, predecessors, successors, officers, directors, agents, employees, and assigns (both past and present, and in all capacities, including, without limitation, their capacities as officers, directors, shareholders, or agents of the GeoStar Parties, and in their individual capacities), from any claim, demand, suit, arbitration, obligation, liability, or cause of action of any character, whether known or unknown, fixed or contingent, asserted or unasserted, actual or potential, and whether arising at common law, equity, or pursuant to any statute, rule or regulation (including U.S., Australian, or Canadian federal, state, or provincial statutes, rules and regulations), that the GeoStar Parties, or any of them, (i) have or have had as of the Effective Date, or (ii) in the future may have relating to any events that occurred prior to the Effective Date. Further, the GeoStar Parties release any and all claims or potential claims against any person or party who served in a dual capacity for both a GeoStar Party and a Gastar Party. The GeoStar Parties hereby covenant not to sue the released entities and individuals, or any of them, on the basis of any claim released herein. Notwithstanding anything to the contrary herein, the GeoStar Parties agree that this is a general release and is to be interpreted liberally to effectuate the maximum protection for the released entities and individuals against the assertion or prosecution of claims by or through the GeoStar Parties.

Section 4.02. Releases by the Gastar Parties. The Gastar Parties, on behalf of themselves, their Affiliates, their predecessors, successors, principals, and in their capacities as such, their officers, directors, agents (including, without limitation, attorneys, advisors, and other professionals), employees, and assigns, do hereby release and forever discharge the GeoStar Parties, and their Affiliates, predecessors, successors, officers, directors, agents, employees, and assigns (both past and present, and in all capacities, including, without limitation, their capacities as officers, directors, shareholders, or agents of the Gastar Parties, and in their individual capacities), from any claim, demand, suit, arbitration, obligation, liability, or cause of action of any character, whether known or unknown, fixed or contingent, asserted or unasserted, actual or potential, and whether arising at common law, equity, or pursuant to any statute, rule or regulation (including, without limitation, U.S., Australian, or Canadian federal, state, or provincial statutes, rules and regulations), that the Gastar Parties, or any of them, (i) have or have had as of the Effective Date, or (ii) in the future may have relating to any events that occurred prior to the Effective Date. Further, the Gastar Parties release any and all claims or potential claims against any person or party who served in a dual capacity for both a GeoStar Party and a Gastar Party. The Gastar Parties hereby covenant not to sue the released entities and individuals, or any of them, on the basis of any claim released herein. Notwithstanding anything to the contrary herein, the Gastar Parties agree that this is a general release and is to be interpreted liberally to effectuate the maximum protection for the released entities and individuals against the assertion or prosecution of claims by or through the Gastar Parties. Without limitation of this section or the previous section, it is expressly agreed that Thomas E. Robinson, Frederick J. Lambert, Jennifer Moeller, David Decker, Milton Evans, Alvin Hosking, Tony P. Ferguson, and Dean Bohjanen, individually, are included within the scope of the release described herein.

Section 4.03. Dismissal of Disputes. Within five (5) business days after the Effective Date, the Parties will file agreed motions to dismiss with prejudice all claims and counterclaims made by each Party in each of the Disputes in the form agreed upon by the Parties' litigation counsel. Each of the Parties covenants, warrants, and represents that it has not filed or otherwise initiated any lawsuit, complaint, charge, or other proceeding against the other in any local, state, or federal court, arbitration, or agency based upon events occurring prior to the Effective Date, other than the Disputes.

Section 4.04. Costs. Each Party shall bear its own attorneys' fees and all costs incurred in connection with, relating to, or arising out of the Disputes or the Settlement Agreement, including, but not limited to, its attorneys' fees, court costs, and arbitration fees.

Section 4.05. Ownership of Claims. Each Party represents and warrants that it presently owns, free and clear of any and all liens, encumbrances, rights of control, pledges, or other burdens, one-hundred percent (100%) of the alleged damages and claims it releases by this Settlement Agreement, other than interests held by its attorneys, on whose behalf each such Party represents and warrants that it is fully authorized to enter into this Settlement Agreement and release all such damages and claims. Each Party further represents and warrants that, other than such attorneys, no other person or entity owns any interest in the alleged damages and claims released, whether by assignment, subrogation, constructive trust, or otherwise.

ARTICLE V
Texas Properties

Section 5.01. Assignments Without Warranty by GeoStar Parties. Contemporaneously with the execution of this Settlement Agreement, certain of the GeoStar Parties will execute the assignment and quitclaim attached hereto as Exhibit A (the "GeoStar Parties' Texas Assignment"), the purpose of which is to add to that certain Exhibit A to the Assignment of Oil and Gas Leases and Other Agreements (itself an exhibit to the Assignment and Bill of Sale attached to each of the PSAs as Exhibit 2) in order to complete the conveyance of oil, gas, and hydrocarbon properties that were intended to be conveyed under the PSAs save and except for the properties addressed in Section 5.02, and subject to the agreement described in Section 5.03. This assignment and quitclaim includes, without limitation, any ownership of, claim (whether legal, equitable, or otherwise) to, or assertion of, any past or present, known or unknown, existing or inchoate, right, title, and/or interest. From and after the Closing Date, at the request of the Gastar Parties but without further consideration, the GeoStar Parties will execute and deliver or use reasonable efforts to cause to be executed and delivered, such other instruments and take such other actions as the Gastar Parties reasonably may request related to such interests in Leon and Robertson Counties to effectuate and perform this assignment and quitclaim.

Section 5.02. Releases and Assignments by Gastar Parties.

(a) Contemporaneously with the execution of this Settlement Agreement, the Gastar Parties will execute the quitclaim and/or release attached hereto as Exhibit B-l (the "Gastar Parties' Texas Release") and the assignment attached hereto as Exhibit B-2 (the "Gastar Parties' Texas Assignment Without Warranty") the purpose of which is to quitclaim or release and/or assign to the applicable GeoStar Parties at least 343.9522 net acres of leasehold interests in Leon and Robertson Counties identified therein which are more fully described in the lease schedules attached to Exhibit B-l and B-2. The Gastar Parties hereby irrevocably and unconditionally assign these acres to the GeoStar Parties and in so doing, relinquish, release, and quitclaim any right, title and/or interest in the at least 343.9522 net acres of leasehold interests in Leon and Robertson Counties which the Gastar Parties have or which could be asserted on their behalf. This assignment and release includes, without limitation, any ownership of claims (whether legal, equitable, or otherwise) to, or assertion of, any past or present, known or unknown, existing or inchoate, right, title, and/or interest. From and after the Closing Date, at the request of the GeoStar Parties but without further consideration, the Gastar Parties will execute and deliver or use reasonable efforts to cause to be executed and delivered, such other instruments and take such other actions as the GeoStar Parties reasonably may request related to the at least 343.9522 net acres of leasehold interests in Leon and Robertson Counties-to effectuate and perform this assignment, relinquishment, release, and quitclaim. The Gastar Parties shall covenant, warrant, and represent that all costs associated with the at least 343.9522 net acres of leasehold interests in Leon and Robertson Counties are paid in full as of the Closing Date and that none of the leases have expired as of the Closing Date. At or before closing, or as otherwise agreed between the Parties, the Gastar Parties will turn over the complete lease files in the Gastar Parties' possession associated with the at least 343.9522 net acres of leasehold interests in Leon and Robertson Counties.

(b) Within five days after the Closing Date, the Gastar Parties shall give notice to the successor of Navasota Resources, LP (the "Navasota Successor"), in accordance with that certain Ratification and Assumption executed May 9, 2007 between Gastar Ltd., Gastar Exploration Texas LP, and Navasota Resources, LP (as amended), of cures to title as to 162.8061 net acres of leasehold interests in Leon and Robertson Counties (the "Cured Acreage"), and permit the Navasota Successor to exercise its rights to acquire the Cured Acreage.

(i) If the Navasota Successor timely closes its acquisition of the Cured Acreage, in whole or in part, at their election, the GeoStar Parties may elect that (a) the Gastar Parties shall deliver to the GeoStar Parties $20,000 per net acre for all net acres sold to the Navasota Successor no later than forty-eight hours after the election by the GeoStar Parties or (b) the Gastar Parties shall deliver to the GeoStar Parties $10,000 per net acre for all net acres sold to the Navasota Successor no later than forty-eight hours after the election by the GeoStar Parties. Under this option (b), the Parties shall, as soon thereafter as is practicable, amend the farm-out agreement referred to in Section 5.03 to include a third and fourth 160-acre PUD location known as the "Belin Trust A-l W Offset" and the "Belin Trust A-l N Offset," being locations to the immediate west and north of the location of the "Belin Trust A-l." The GeoStar Parties shall have commercially reasonable access (consistent with Gastar's seismic license) with which to review the Gastar Parties' 3D seismic and decide which option to exercise.

(ii) If the Navasota Successor elects not to acquire the Cured Acreage, or any portion thereof, or does not timely close the acquisition of the Cured Acreage, or any portion thereof, the Gastar Parties will promptly execute an assignment to the GeoStar Parties of that portion of the Cured Acreage not acquired by the Navasota Successor. To the extent that the Cured Acreage is assigned to the GeoStar Parties, the Gastar Parties shall:

(A) irrevocably and unconditionally assign the Cured Acreage to the GeoStar Parties, and in so doing, relinquish, release, and quitclaim any right, title and/or interest in the Cured Acreage which the Gastar Parties have or which could be asserted on their behalf;

(B) the assignment shall include, without limitation, any ownership of claims (whether legal, equitable, or otherwise) to, or assertion of, any past or present, known or unknown, existing or inchoate, right, title, and/or interest;

(C) agree that from and after the Closing Date, at the request of the GeoStar Parties but without further consideration, the Gastar Parties will execute and deliver or use reasonable efforts to cause to be executed and delivered, such other instruments and take such other actions as the GeoStar Parties reasonably may request related to the Cured Acreage to effectuate and perform this assignment, relinquishment, release, and quitclaim;

(D) covenant, warrant and represent that all costs and liabilities associated with the same are paid in full as of the Closing Date and that none of the leases have expired as of the Closing Date; and

(E) turn over the complete lease files associated with the Cured Acreage.

Section 5.03. Farm-Out Agreement.

(a) The Gastar Parties agree to provide a farm-out to a designated GeoStar Party of all of the Gastar Parties' existing interests in two 160-acre PUD locations identified in the T.J. Smith reports as the "Belin Trust A-l R" and the "Belin Trust A-l S Offset" (the "Belin Trust Farm-Out Agreement"). Within no more than thirty days after the Effective Date for this Settlement Agreement, the Gastar Parties will provide the initial draft and work together with the GeoStar Parties to finalize the language of the separate document with all of the terms of the Belin Trust Farm-Out Agreement, which will incorporate and merge the terms set forth in this Section 5.03.

(b) The Belin Trust Farm-Out Agreement will identify the relevant locations to be farmed-out, which will be a replacement site for the location of the "Belin Trust A-l" well and the adjacent 160-acre location to its immediate south.

(c) The interests to be earned by the GeoStar Parties for both of the two 160-acre farm-out locations must be earned by drilling one test well; to wit, a single well on either 160 acre farm out location shall be sufficient to earn in the GeoStar Parties1' interests on both 160-acre farm out locations. The designated GeoStar Party will, prior to the second anniversary of the Belin Trust Farm-Out Agreement (i) commence a test well on one of the 160-acre farmout locations, (ii) use commercially reasonable efforts to prosecute drilling operations after commencement for the test well or substitute test well to a depth sufficient to test either the Travis Peak formation or the Upper or Lower Bossier formation as shown on the log for the Anadarko Belin Trust "A" well located on the Jose Maria Viesca Survey, A-30, Robertson County, Texas (the "Objective Formation"), (iii) complete the test well or substitute test well capable of producing oil, gas or related hydrocarbons in commercial quantities, (iv) the test well or substitute test well must be producing hydrocarbons in accordance with the terms of the Belin Trust Farm-Out Agreement and (v) the designated GeoStar Party must submit to the applicable Gastar Party a written request for an assignment of the interest earned. The Belin Trust Farm- Out Agreement will reserve unto the applicable Gastar Parties all oil and gas rights in each applicable 160 acre farm-out location conveyed, except those rights that may be earned by the GeoStar Parties thereunder. If the GeoStar Party timely completes a producing test well or substitute well in accordance with the terms outlined in (i) through (v) above and otherwise complies with the terms of the Belin Trust Farm-Out Agreement then the applicable Gastar Parties shall assign their entire interest in the two 160-acre tracts at all depths, down to the Smackover formation, plus 100 feet, reserving an overriding royalty interest of 1% of the eighteighth's (1% of 8/8ths) with respect to the Gastar Parties' interest, with the option to convert such overriding royalty interest to a 12.5% working interest after payout of (x) 200% of all drilling and completion costs of such test well and (y) 100% of all operating and other costs. The GeoStar Parties shall pay or cause to be paid all of the costs of drilling, testing, completing and equipping (or plugging and abandoning) of the test well. In addition, the GeoStar Parties shall provide the Gastar Parties with access to all geological information and other data related to any well from surface to total depth including a complete suite of logs, core analyses, dipmeter, directional surveys, velocity surveys, check shot corrected sonic, oil, gas, water analyses, bottom hole pressure surveys and other information including daily production information to be set forth in the Belin Trust Farm-Out Agreement.

(d) The Geostar Parties acknowledge that on or after execution of the Belin Trust Farm-Out Agreement they may be subject to the following agreements:

(i) that certain Stipulation of Interests, Cross-Assignment of Oil, Gas and Mineral Leases and Agreement between First Source Texas, Inc., as Operator and First Texas Development, Inc., et al., dated September 9, 2003;

(ii) that certain Agreement among Navasota Resources, Inc., Michael E. Ellis, Alta Mesa Resources, Inc., Galveston Bay Resources, Inc., Buckeye Production Company, Inc., Nueces Resources, Inc., Texas Energy Acquisitions, Inc., Aransas Resources, Inc., Oklahoma Energy Acquisitions, Inc., Kentucky Energy Acquisitions, Inc., Louisiana Exploration & Acquisitions, Inc., Petro Acquisitions, Inc., Petro Operating Company, Inc., First Source Texas, Inc., and First Texas Development, Inc., dated August 27, 2003;

(iii) that certain Agreement among Navasota Resources, Inc., Michael E. Ellis, Alta Mesa Resources, Inc., Galveston Bay Resources, Inc., Buckeye Production Company, Inc., Nueces Resources, Inc., Texas Energy Acquisitions, Inc., Aransas Resources, Inc., Oklahoma Energy Acquisitions, Inc., Kentucky Energy Acquisitions, Inc., Louisiana Exploration & Acquisitions, Inc., Petro Acquisitions, Inc., Petro Operating Company, Inc., First Source Texas, Inc., and First Texas Development, Inc., dated June 30, 2004; (iv) that certain Operating Agreement between First Source Texas, Inc., Operator, and Navasota Resources, Inc., and Kentex Energy, L.L.C. as Non-Operators, dated July 7, 2000;

(v) those certain ETC Gas Marketing Agreements among Gastar Exploration Texas, L.P., and ETC Texas Pipeline, Ltd., et al, dated September 1, 2007;

(vi) that certain Purchase and Sale and Exploration and Development Agreement and Operating Agreement between Gastar Exploration Ltd., First Source Gas L.P., and Chesapeake Exploration L.P., dated November 4, 2005; and

(vii) that certain Operating Agreement between Gastar Exploration Texas, LP, Operator, and EnCana Oil & Gas (USA) Inc., Non-Operator, dated April 1, 2008. Notwithstanding the above, the Gastar Parties will be responsible for any liabilities related to the properties covered by the Belin Trust Farm-Out Agreement incurred before the effective date of the Belin Trust Farm-Out Agreement.

(e) The Belin Trust Farm-Out Agreement will be subject to any required approvals by participants in the Texas JO As and any necessary waivers of applicable preferential rights. The Gastar Parties represent that they have obtained a verbal agreement of waiver of preferential rights from Navasota Resources, LP, or its Affiliate. The Gastar Parties represent that they will use commercially reasonable efforts to obtain that waiver and all other necessary waivers of applicable preferential rights in writing.

(f) The Gastar Parties will covenant, warrant, and represent to the GeoStar Parties that the applicable Gastar Parties' interests have not expired and that to the extent that the interest those parties will transfer under the Belin Trust Farm-Out Agreement is insufficient to confer full operatorship status upon the designated GeoStar Party, the Gastar Parties will use their commercially reasonable efforts to obtain such a designation from the participants in the Texas JO As.

(g) Subject to the reversionary interests retained by the Gastar Parties, the Gastar Parties will transfer to the applicable GeoStar Party, to the extent allowable under the Texas JOAs, that portion of the Gastar Parties' rights under the Texas JOAs related to the property subject to the Belin Trust Farm-Out Agreement. At the election of the applicable GeoStar Party, the Gastar Parties will also assign to the applicable GeoStar Party, to the extent assignable and to the extent not actually in use by Gastar Parties for their operations, the Gastar Parties' rights to use, at the expense of the GeoStar Party, processing, gathering, and transportation pipelines related to the property subject to the Belin Trust Farm-Out Agreement. To the extent that the Gastar Parties' rights to such processing, gathering, or transportation pipelines are fully utilized by the Gastar Parties, the Gastar Parties will use commercially reasonable efforts to facilitate obtaining additional processing, gathering, transportation pipeline capacity for use by and at the expense of the GeoStar Party. In addition, in the event that the Gastar Parties have available capacity with respect to processing, gathering, or transportation pipelines owned by the Gastar Parties related to the property subject to the Belin Trust Farm-Out Agreement and not otherwise in use for their operations, the Gastar Parties shall make such capacity available to the applicable GeoStar Party for use at a market-based fee. The GeoStar Parties shall have the right, but not the obligation, to use the capacity referred to in this paragraph, provided that notwithstanding anything in this paragraph, the GeoStar Parties are obligated to comply with those contracts, agreements, and dedications to which they are subject under Section 5.03(d).

(h) In the event that a third and fourth farm-out location are to be added to the Belin Trust Farm-Out Agreement under Section 5.02(b), all terms of this Section 5.03 shall apply, mutatis mutandis, to the third and fourth locations. For the avoidance of doubt, the Parties agree that the test well satisfying the conditions in Section 5.03(c) will earn the GeoStar Parties' interests in all four farm-out locations in the manner described therein.

(i) At or before execution of the Belin Trust Farm-Out Agreement, or as otherwise agreed between the Parties, the Gastar Parties will turn over copies of lease files associated with the property subject to the Belin Trust Farm-Out Agreement.

ARTICLE VI
West Virginia and Pennsylvania Properties

Section 6.01. Assignments by GeoStar Parties Without Warranty. Contemporaneously with the execution of this Settlement Agreement, certain of the GeoStar Parties will execute the assignment and quitclaim attached hereto as Exhibit C (the "GeoStar Parties' West Virginia/Pennsylvania Assignment"), the purpose of which is to convey all of GeoStar's oil, gas, and hydrocarbon properties held by GeoStar in West Virginia and Pennsylvania, and to convey legal title to all oil, gas, and hydrocarbon properties. This assignment and quitclaim includes, without limitation, any ownership of, claim (whether legal, equitable, or otherwise) to, or assertion of, any past or present, known or unknown, existing or inchoate, right, title, and/or interest. The GeoStar Parties represent to the Gastar Parties that none of the leasehold interests subject to the special warranty of title set forth in the GeoStar Parties' West Virginia/Pennsylvania Assignment have expired. From and after the Closing Date, at the request of the Gastar Parties but without further consideration, the GeoStar Parties will execute and deliver or use reasonable efforts to cause to be executed and delivered, such other instruments and take such other actions as the Gastar Parties reasonably may request related to such interests in West Virginia and Pennsylvania to effectuate and perform this assignment and quitclaim. Within thirty days after the Closing Date, the GeoStar Parties shall deliver to the assignee Gastar Parties original leases, lease purchase reports, complete title reports, and plats in the GeoStar Parties' possession for the properties assigned pursuant to
Exhibit C.

Section 6.02. Pending West Virginia/Pennsylvania assignments. The Parties acknowledge that at this time the GeoStar Parties have pursued and are pursuing assignments of additional interests in West Virginia and Pennsylvania to which the GeoStar Parties are presently entitled. The GeoStar Parties agree to use commercially reasonable efforts to continue doing so for a period of ninety (90) days after the Closing Date, and that to the extent they, or any GeoStar Party Affiliate, obtain assignment of any such oil, gas, or hydrocarbon interest in West Virginia or Pennsylvania within those ninety (90) days after the Closing Date, the GeoStar Parties covenant, warrant, and represent that they or their Affiliates will assign that interest to the Gastar Parties within a reasonable time thereafter, not to exceed thirty days. The GeoStar Parties further agree that from and after the Closing Date, and continuing beyond the ninety-day period described in this Section, at the request of the Gastar Parties but without further consideration, the GeoStar Parties will execute and deliver or use reasonable efforts to cause to be executed and delivered, such other instruments and take such other actions as the Gastar Parties reasonably may request to convey any additional interests in West Virginia and Pennsylvania that the Gastar Parties determine ought to have been assigned to GeoStar Parties prior to the Closing Date but were not otherwise conveyed to the Gastar Parties pursuant to this Settlement Agreement. Gastar acknowledges that GeoStar makes no warranty (and expressly disclaims any warranty) as to any right, title or interest obtained under Section 6.02.

Section 6.03. Release of claims related to Gastar leasing activity in West Virginia and Pennsylvania. Without limitation to the scope of the mutual releases set forth in Article 4, the GeoStar Parties relinquish and release any claims to any rights or properties held by or being sought by the Gastar Parties in West Virginia and Pennsylvania.

Section 6.04. Transition of operatorship.

(a) The GeoStar Parties represent and warrant that all costs and liabilities associated with the interests assigned and quitclaimed in Exhibit A of the GeoStar Parties' West Virginia/Pennsylvania Assignment, including without limitation all royalties on the interests, are paid in full, or are in process of being paid and will be paid in full, through April 30, 2008.

(b) Notwithstanding anything to the contrary in this Settlement Agreement or the Closing Documents, the GeoStar Parties remain liable for any costs or liabilities associated with the interests assigned and quitclaimed in the GeoStar Parties' West Virginia/Pennsylvania Assignment that were paid or are owed to the GeoStar Parties, their Affiliates, or any of them.

(c) At or prior to the Closing Date, or as soon thereafter as can be accomplished through the exercise of their best efforts, the GeoStar Parties shall turn over copies of the following documents with respect to the interests assigned and quitclaimed in the GeoStar Parties' West Virginia/Pennsylvania Assignment:

(i) Current division orders and revenue decks;

(ii) Current billing decks;

(iii) Name and address information for all division orders and billing owners;

(iv) List of all vendors being utilized as to the interests, including the addresses and tax identification numbers of those vendors;

(v) The most recent filings of each report filed with applicable state authorities, including without limitation severance tax, production, state royalties, and any other annual, quarterly, or monthly required filings regarding operation and reporting of properties or interests assigned;

(vi) The detailed revenue suspense report, by owner and well, sometimes referred to as OGSYS Report 440 (or its equivalent);

(vii) Gross revenue report for 2007 to the present, by property;

(viii) Lease operating expense report for 2007 to the present, by property and general ledger account;

(ix) Royalty payment report for 2007 to the present;

(x) All contracts in force with respect to the interests;

(xi) Summary of utility services in use, including addresses and meter numbers;

(xii) List of all purchasers or payors of revenue with addresses by property;

(xiii) List of all contract pumpers, with monthly rates and contact information for each;

(xiv) All original well files, logs, seismic, and maps;

(xv) Report of revenues and expenses after April 1, 2008; and

(xvi) delay rental payment checks and receipts for same.

(d) Prior to closing, the GeoStar Parties shall execute letters in lieu to all natural gas and crude oil buyers for the properties to which the GeoStar Parties' West Virginia/Pennsylvania Assignment in a form acceptable to the Gastar Parties.

(e) At closing, the GeoStar Parties shall deliver all legal revenue suspense amounts (excluding the portion of same allocated to Gastar Parties) for the properties to which the GeoStar Parties' West Virginia/Pennsylvania Assignment relate in the amount of $19,966.65. The amount shall be paid by reducing the payment otherwise due to the GeoStar Parties as further described in Section 9.01.

(f) After ninety days, the Gastar Parties may, at their option, obtain an assignment from the GeoStar Parties of the GeoStar Parties' claims in, and assumption of the GeoStar Parties' obligations in, Case No. 07-6077-CK, West Virginia Gas Corp. v. Spartan Exploration, Inc., and Milton Otteman, in the Circuit Court for Isabella County, Michigan.

ARTICLE VII
Victoria Properties

Section 7.01. Assignments by Gastar Parties. The Gastar Parties desire to fully convey all their right, title and interests in Victoria, Australia to the GeoStar Parties, specifically including without limitation, the Gastar Parties' remaining oil, gas, mineral, brown coal, coal mine methane, coal bed methane and hydrocarbon right, title, license, and/or interests in Victoria, Australia, legal or equitable, or any mining license or extensions thereto. Contemporaneously with the execution of this Settlement Agreement, certain of the Gastar Parties will execute the Tenement Sales Agreement of EL 4968 attached hereto as Exhibit D-l (the "EL 4968 Tenement Transfer") and the Transfer Form for EL 4968 attached hereto as Exhibit D-2, the purpose of which is to assign to the GeoStar Parties all of the Gastar Parties' right, title, and interests in EL 4968, specifically including without limitation, the Gastar Parties' remaining oil, gas, mineral, brown coal, coal mine methane, coal bed methane and hydrocarbon right, title, license, and/or interests in EL 4968, legal or equitable, or any mining license or extensions thereto. In addition, as part of this Settlement Agreement, the Gastar Parties also acknowledge that with respect to EL 4416, they have no right, title or interest in EL 4416, specifically including without limitation, oil, gas, mineral, brown coal, coal mine methane, coal bed methane and hydrocarbon right, title, license, and/or interests in EL 4416, legal or equitable, or any mining license or extensions thereto.

Section 7.02. Release of claims related to GeoStar holdings in Victoria, Australia. Without limitation to the scope of the mutual releases set forth in Article 4, the Gastar Parties relinquish and release any claims to any rights or properties held by or being sought by the GeoStar Parties in Victoria, Australia, including but not limited to any rights or properties related to exploration licenses EL 4416 or EL 4968, and specifically including, without limitation, any claims to any oil, gas, mineral, brown coal, coal mine methane, coal bed methane and hydrocarbon right, title, license and/or interests, or any mining license or extensions thereto.

Section 7.03. Further Assurances. From and after the Closing Date, at the request of the GeoStar Parties but without further consideration, the Gastar Parties will execute and deliver or use reasonable efforts to cause to be executed and delivered such other documents effecting the Gastar Parties' release and relinquishment related to the GeoStar Parties' holdings or instruments of conveyance or take such other actions as the GeoStar Parties reasonably may request to more effectively put the GeoStar Parties in possession of any property which was intended by the parties to be conveyed by the Gastar Parties or to cure the title to any such property.

Section 7.04. Indemnification. NOTWITHSTANDING THE PROVISIONS OF ARTICLE IV AND SECTION 7.02 OF THIS SETTLEMENT AGREEMENT AND CLAUSE 5.2 OF THE EL 4968 TENEMENT TRANSFER TO THE CONTRARY, THE GEOSTAR PARTIES AGREE TO INDEMNIFY AND HOLD HARMLESS THE GASTAR PARTIES FOR ANY CLAIMS MADE AGAINST THE GASTAR PARTIES ARISING BY THROUGH OR UNDER THE GEOSTAR PARTIES' EXERCISE OF THE POWER OF ATTORNEY SET FORTH IN THE PARTIES' TENEMENT SALE AGREEMENT FOR EL 4968.

ARTICLE VIII
Termination of Prior Agreements

Section 8.01. Termination of prior agreements. Without limitation to the scope of the mutual releases set forth in Article 4, any remaining obligations under the following agreements are hereby terminated and merged into this Settlement Agreement except as set forth in Section 8.02:

(a) the POA;

(b) the PSAs; and

(c) that certain Loan Agreement between Gastar Exploration Ltd. and GeoStar Corporation dated June 1, 2000, and Amendments to same dated December 1, 2000, and December 31,2002.

Section 8.02. Survival of obligations under terminated agreements. The agreements and obligations under the documents identified in Section 8.01 (a) and (b) survive and are enforceable only to the extent necessary to facilitate performance under this Settlement Agreement, another Closing Document, or the Belin Trust Farm-Out Agreement. Any enforcement of such obligations shall be subject to the procedures of Article 10.

ARTICLE IX
Other Consideration

Section 9.01. Cash Payment. Gastar Ltd. shall make a one-time payment in the amount of TWENTY-FIVE MILLION, SEVEN-HUNDRED-FORTY THOUSAND AND NO/100THS U.S. DOLLARS (US$25,741,695.36) to GeoStar, less the legal suspense amount of NINETEEN THOUSAND, NINE-HUNDRED-SIXTY-SIX AND 65/100 (US$ 19,966.65), for a net payment of TWENTY-FIVE MILLION, SEVEN-HUNDRED-TWENTY-ONE THOUSAND, SEVENHUNDRED TWENTY-EIGHT AND 71/100 (US$25,721,728.71) wired as follows:

Encore Trust Account Number - 050003110
Encore Bank Route Number - 113093849
For the Account of Fred Hagans, P.C., d/b/a Hagans, Burdine, Montgomery,
Rustay & Winchester
Federal ID Number 76-0320978
Encore Bank - Contact person Vasthi Perez - (713) 658-0808

Such payment shall be made by initiating the wire payment in immediately available funds no later than 10 AM June 12, 2008, Central Time.

Section 9.02. Warrants. Subject to the approval of the Toronto Stock Exchange and the American Stock Exchange (to the extent required by the rules and procedures of those exchanges), Gastar Ltd. shall grant or issue to GeoStar a warrant in the form attached hereto as Exhibit F (the "Gastar Warrant"), which shall be exercisable only on the terms and conditions set forth therein. Notwithstanding anything to the contrary therein or in the Settlement Agreement, the Parties expressly acknowledge and agree that the Gastar Parties are not obligated, by this Settlement Agreement, the Gastar Warrant, or otherwise, to pursue or consummate the sale of their oil and gas interests in Leon and Robertson Counties, Texas, or to cause the conditions for the exercise of warrants to occur. To the extent the approvals of the Toronto Stock Exchange and/or the American Stock Exchange are required to issue the Gastar Warrant, Gastar Ltd. will use its best efforts to obtain those approvals as soon as possible, but obtaining such approval is not a precondition to closing. Within ninety (90) days of the Closing Date, Gastar shall also issue a Registration Rights Agreement for the benefit of the holders of the Gastar Warrant in substantially the same form as that certain Registration Rights Agreement issued as Exhibit 6 to the PSAs, provided that the Registration Rights Agreement issued for the benefit of the holders of the Gastar Warrant shall not include piggy-back registration rights.

Section 9.03. Navasota litigation. Gastar Ltd. and GeoStar will agree to cooperate in the use of commercially reasonable efforts to obtain the voluntary dismissal, with prejudice, of the GeoStar Parties and their Affiliates from Cause No. 0-05-451; Navasota Resources, L.P. v. First Source Texas, Inc., et al.\ in the 12th District Court of Leon County, Texas, and all appeals related thereto. TO THE EXTENT THAT ANY GEOSTAR PARTY OR AFFILIATE OF A GEOSTAR PARTY IS NOT DISMISSED FROM SAID LITIGATION WITH PREJUDICE, GASTAR LTD. WILL FULLY INDEMNIFY SUCH ENTITY WITH RESPECT TO SAID LITIGATION TO THE FULLEST EXTENT PERMITTED BY TEXAS LAW.

Section 9.04. Representations of affiliate status. The Gastar Parties and the GeoStar Parties agree not to intentionally express or imply ownership or control of each other's subsidiaries or affiliates. No party shall be entitled to seek or recover punitive damages for a breach of this section.

Section 9.05. Nondisparagement. Each Party agrees that it will not, directly or indirectly, make any derogatory or disparaging written, oral, or electronic statements about the other, provided that this obligation does not prohibit truthful statements by any party that are required or permitted by law or valid legal process.

Section 9.06. Updated S.E.C. disclosures. By the fifteenth day after the Closing Date, GeoStar will update any filings it has made with the United States Securities Exchange Commission which disclose the number of shares of common stock held by GeoStar, including without limitation GeoStar's Schedule 13D as filed on July 24, 2006.

Section 9.07. Further Assurances. In connection with this Settlement Agreement, the Closing Documents, and the transactions contemplated by them, each Party shall execute and deliver such additional assignments and other documents, and take such other action, as shall be reasonably requested by any other Party to effectuate and perform the provisions of the Settlement Agreement, the Closing Documents, and those transactions, including any such steps as may be necessary to remove any clouds on any Party's titter or to more effectively put the receiving party in possession of any property which was intended to be conveyed by the Settlement Agreement, the Closing Documents, or the PSAs, including without limitation any interests in Wyoming or Montana.

ARTICLE X
Dispute Resolution

Section 10.01. Initiation of arbitration. In the event of any controversy or claim, whether based in contract, tort or otherwise, arising out of or relating to this Settlement Agreement, the Closing Documents, or the Belin Trust Farm-Out Agreement or the scope, breach, termination or validity of same (a "Claim"), then either Party may initiate binding arbitration under the rules of the American Arbitration Association ("AAA") as follows

(a) The Party desiring to initiate arbitration in connection with any Claim shall notify the other Party in writing, demand arbitration, and include a statement of the matter in controversy. The responding Party shall answer in the manner and in the time required by the AAA rules.

(b) Unless otherwise agreed by the parties to the arbitration, the arbitration shall be before a panel of three arbitrators, each of whom shall have a minimum of five years' commercial experience in the oil and gas industry or the equivalent of five years' litigation experience principally in the oil and gas sector. Each party shall appoint one arbitrator under the AAA rules for direct appointment, and each arbitrator so appointed shall be neutral and independent as provided in the AAA rules. The chairperson shall be appointed by the partyappointed arbitrators or the AAA as set forth in the AAA rules.

Section 10.02. Conduct and result of arbitration.

(a) The arbitration shall be conducted in accordance with the procedures and evidentiary standards in the AAA rules except as set forth herein.

(b) Any decision by a majority of the arbitration panel may be filed in any court of competent jurisdiction and may be enforced by any Party as a final judgment in such court.

ARTICLE XI
Additional Terms and Conditions

Section 11.01. Authority. The boards of directors of GeoStar and Gastar Ltd., respectively, have approved the terms of the Settlement Agreement as reflected in the corporate resolutions attached hereto as Exhibits G and H. The persons executing this Settlement Agreement have all proper authority to execute it on behalf of the Parties they represent.

Section 11.02. Adequacy of Consideration. The Parties acknowledge and agree that full, valid, and binding consideration exists for the execution of this Settlement Agreement and that such consideration includes the mutual promises contained herein.

Section 11.03. No Admission of Liability. The execution of this Settlement Agreement shall not be construed as an admission of liability or an admission of the validity of any claim on the part of any Party hereto in any respect. Each Party expressly acknowledges that the consideration exchanged herein is exchanged in full accord and satisfaction of all of claims arising out of the Disputes. Each Party also expressly acknowledges that each other Party denies any liability for the claims or counterclaims made in the Disputes, that none of the consideration exchanged pursuant to this Settlement Agreement is paid to compromise actual or potential liability in the Disputes, and that each Party is settling this case to avoid the time and expense necessary to litigate or arbitrate the Disputes and to advance the final resolution of the commercial relationships between the Parties.

Section 11.04. Settlement Agreement Inadmissible. This Settlement Agreement shall not be admissible in any action, suit, or proceeding, whatsoever, as evidence or as an admission of any claim or liability, provided, however, that any Party hereto may use all or part of this Settlement Agreement to the extent necessary to enforce any right or obligation conferred upon such Party by this Settlement Agreement.

Section 11.05. Successors and Assigns. Except as set out more specifically herein, this Settlement Agreement shall be binding upon and inure to the benefit of each Party's heirs, devisees, agents, representatives, successors and assigns, trustees, attorneys, members, legal representatives, controlled or controlling persons, and/or any corporation, partnership, or other entity into or with which such Party has merged, consolidated, or reorganized, or to which it has transferred all or substantially all of its assets.

Section 11.06. Entire Agreement and Merger. The Parties agree that this Settlement Agreement and the documents executed pursuant to it constitute the full, final, and complete settlement of the Disputes and other matters addressed herein, and supersedes all other written or oral exchanges, arrangements, or negotiations between them concerning the subject matter of the Disputes or this Settlement Agreement, including without limitation that certain Rule 11 Agreement dated June 5, 2008. The Parties further agree that there are no representations, agreements, arrangements, or understandings, oral or written, concerning the subject matter of this Settlement Agreement that are not fully expressed, merged into, and incorporated herein.

Section 11.07. Reliance. The Parties acknowledge that they are not relying upon any statement or representation of any other Party or its agent or representatives, except as expressly set forth herein, but are instead relying solely on their own judgment and investigation of the matters at issue. Each Party is represented by legal counsel who has read and explained the entire contents of this Settlement Agreement and the documents executed pursuant to it in full, as well the legal consequences of same.

Section 11.08. Accounting. For accounting purposes, the Parties acknowledge that the value of the various forms of compensation received or paid by either Party are deemed to apply to the resolution of claims related to the look-back provisions of the PSAs.

Section 11.09. No Advice Regarding Tax Liability. Each Party understands and agrees that it is solely and completely responsible for any tax liability the Party may incur resulting from this Settlement Agreement; that it is not relying on any statements, representations or admissions on the part of any other Party concerning any tax consequences or tax issues; and that it is each Party's responsibility to seek competent tax advice concerning this matter as needed.

Section 11.10. Participation of Counsel. The Parties acknowledge that they have had an opportunity to fully develop and discover any and all of their actual and potential claims that are settled by this Settlement Agreement. The Parties further acknowledge that they have received advice of counsel in the negotiation, preparation, drafting, and execution of this Settlement Agreement, which was prepared by the combined efforts of all Parties pursuant to arms-length negotiations. The rule of "construction against the drafter" shall not be employed in the interpretation of this Settlement Agreement.

Section 11.11. Amendments and Modifications. This Settlement Agreement may not be modified, altered, or changed except upon express written and signed consent of all Parties in a document that makes specific reference to this Settlement Agreement. The Parties further agree that, in any dispute concerning this Settlement Agreement, they will not assert an amendment or modification except one made in accordance with this section.

Section 11.12. Construction and Severability. This Settlement Agreement shall be construed, in any case where doubt may arise, in such a manner as will make it lawful and fully enforceable. The language of all parts of this Settlement Agreement shall in all cases be construed as a whole, according to its fair meaning. In the event any part of this Settlement Agreement is found to be void, voidable, or unenforceable, then it is the intention of the Parties that such part be severed and the other provisions shall remain fully valid and enforceable.

Section 11.13. Notices. All notices or other communications required or permitted to be given under this Settlement Agreement shall be sufficiently given for all purposes hereunder if in writing and personally delivered, delivered by recognized courier service (such as Federal Express) or certified United States mail, return receipt requested, or sent by facsimile communication to the appropriate address or number as set forth below. Notices and other communications shall be effective upon receipt by the person to be notified.

If to any of the GeoStar Parties:

Thomas E. Robinson
2480 West Campus Drive, Building C
Mt. Pleasant, Michigan 48858
Fax: (989) 773-0006

with a copy to:

Fred Hagans
HAGANS, BURDINE, MONTGOMERY, RUST AY & WINCHESTER
3200 Travis, Fourth Floor
Houston, Texas 77006
Fax:(713)547-4950

If to any of the Gastar Parties:

J. Russell Porter
Gastar Exploration, Ltd.
1331 Lamar, Suite 1080
Houston, Texas 77010
Fax: (713) 739-0458

with a copy to:

James D. Thompson, III
VINSON & ELKINS, L.L.P.
1001 Fannin, Suite 2500
Houston, Texas 77002-6760
Fax:(713)758-2346

Section 11.14. Governing Law. This Settlement Agreement (and any attachment hereto, unless otherwise set forth in the attachment) shall be governed by, enforced, and construed in accordance with Texas law, without regard to the application of Texas' conflict of laws principles. Subject to and without waiving the dispute resolution provision contained herein, the Parties consent to personal jurisdiction in the federal and state courts in Texas for purposes of enforcement of this Settlement Agreement.

Section 11.15. Confidentiality of this Settlement Agreement.

(a) This Settlement Agreement shall be considered confidential information and will be maintained as confidential by the Parties. No media release or public disclosure relating to or announcing this Settlement Agreement shall be issued by either Party unless the wording thereof has been first agreed by the other Party.

(b) Notwithstanding the foregoing, any Party to this Settlement Agreement may make whatever disclosure it, in its sole discretion, considers necessary to comply with: the Party, or

(i) any requirement of U.S. or Canadian securities law,

(ii) any requirement of a regulatory agency having jurisdiction over

(iii) any requirement of any stock exchange on which securities issued by the Party are traded, including, without limitation, any disclosures necessary for the purpose of obtaining approval for the issuance of warrants called for in this Settlement Agreement.

(c) Any Party may disclose the terms of the Settlement Agreement to its own counsel, accountants, and agents, provided that the person to whom that information is disclosed owes a contractual or fiduciary obligation to the disclosing Party to maintain the confidentiality of the information disclosed.

Section 11.16. Return or Disposal of Confidential Information Produced in the Disputes. Upon entry of the dismissals in each of the Disputes, the Parties will return or dispose of discovery material in their possession and that was obtained from the other Parties per the terms of the confidentiality agreement entered into between the Parties with respect to discovery. The Parties, through their litigation counsel, may by mutual agreement (i) vary the procedure in said confidentiality agreement for the return or disposal of discovery materials, or (ii) waive the return of documents from a Party to the extent the documents relate to interests retained by that Party as a result of this Settlement Agreement.

Section 11.17. Title and Headings. Title and headings are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of the Settlement Agreement.

Section 11.18. Counterparts. This Settlement Agreement may be executed in one or more counterparts, all of which together shall be one instrument, and all of which shall be considered duplicate originals.

IN WITNESS WHEREOF, the Parties, through their duly authorized representatives, have signed and acknowledged this Settlement Agreement as shown below:

GEOSTAR CORPORATION,
on behalf of itself and First Source Texas, Inc.; First Source Bossier, LLC; First Texas Gas, LP; CBM Resources Pty. Ltd.; Associated Geophysical Services, Inc.; Conquest Group Operating Company; West Virginia Development, Inc.; West Virginia Gas Corporation; Squaw Creek Development, Inc.; Arkoma Basin Development, Inc.; Royalty Acquisition Company; BNG Producing & Drilling; GeoStar Financial Corporation; and GeoStar Financial Services Corporation, and with all due authority to execute on behalf of each of them,

/s/  THOMAS E. ROBINSON
Thomas E. Robinson
President
Date:  06/11/08

GASTAR EXPLORATION, LTD.,
on behalf of itself and Gastar Exploration USA, Inc.; Gastar Exploration Victoria, Inc.; Gastar Exploration Texas, Inc.; Gastar Exploration Texas LLC; Gastar Exploration Texas, LP; Gastar Exploration New South Wales, Inc.; and Gastar Exploration Power Pty. Ltd., and with all due authority to execute on behalf of each of them,

/s/  J. RUSSELL PORTER
J. Russell Porter
President, Chief Executive Officer and Chairman
Date:  06/11/08